LIMITED LIABILITY COMPANY AGREEMENT OF
KEY ABS LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Key ABS LLC (the “Company”), dated as of August 23, 2005 (the “Effective Date”), is entered into by KeyCorp, an Ohio corporation (“KeyCorp”), as the sole economic member of the Company (in such capacity, “the Member”), and Evelyn Echevarria, as the Special Member of the Company.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Schedule A hereto, or, if not defined in Schedule A, such terms have the meanings set forth in the Basic Documents (as defined in Schedule A hereto).

The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and this Agreement, and hereby desires that this Agreement be, and hereby is, the sole governing document of the Company.  The Special Member and Member, hereby agree as follows:

Section 1.

Name.

(a)

The name of the limited liability company heretofore formed and continued hereby is Key ABS LLC and the business of the Company shall be conducted solely under such name.

Section 2.

Principal Business Office.

The principal business office of the Company shall be located at 127 Public Square, Cleveland, Ohio, 44114, or such other location as may hereafter be determined by the Member.

Section 3.

Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 4.

Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Section 5.

Member.

(a)

The mailing address of the Member is set forth on Schedule B hereto.  The Member was admitted as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b)

The Member shall not have the authority to act on behalf of or bind the Company or to appoint any Person to act on behalf of or bind the Company except for its power to appoint the Managers and Officers as provided in Sections 8 and 11.

(c)

Without the written consent of the Independent Manager, the Member shall not have the authority to, and shall not, cause or permit the Company to file or consent to the filing of any petition, either voluntary of involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.

Section 6.

Certificates.

Josh Katz is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation in the form of Exhibit A attached hereto with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and each Manager thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act.  Each Manager shall execute, deliver and file any other certificates (and any amendments and restatements thereof) necessary for the Company to qualify to do business in the State of Texas and in any other jurisdiction in which the Company may wish to conduct business.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.

Purposes.  The purpose to be conducted or promoted by the Company is to engage solely in the following activities:

(a)

to authorize, issue, sell, deliver, purchase and invest in (and enter into agreements in connection with), and/or to engage in the establishment of, including acting as settler or depositor of, one or more trusts (each, a “Trust”) formed under a trust agreement, pooling and servicing agreement or other agreement to be entered into by among others, the Company, the trustee named therein and any entity acting as servicer of Receivables, which will issue and sell: certificates, bonds, notes, debt or equity securities, obligations, and other securities and instruments, pursuant to an indenture or otherwise (in one or more series, each of which series may consist of one or more tranches or classes) (“Securities”), which Securities will be collateralized or otherwise secured or backed by, or otherwise represent interests in, among other things (A) one or more Receivables or pools of Receivables (as defined in (b) below); (B) pass-through certificates or debt securities (“Asset-Backed Securities”) evidencing undivided beneficial ownership interests in, or debt obligations of, one or more underlying trusts or other entities that own or hold, among other things, one or more Receivables or pools of Receivables; (C) participations or certificates of participation or beneficial ownership in one or more Receivables or pools of Receivables (“Participation Certificates”); or (D) other related assets (“Related Assets”) (Receivables, Asset-Backed Securities, Participation Certificates and Related Assets pledged as security for or otherwise supporting the Securities and the proceeds thereof are collectively referred to herein as the “Collateral”);

(b)

in connection with the issuance and sale of the Securities or otherwise, to purchase or otherwise acquire, own, hold, transfer, convey, pledge, assign, sell (or otherwise dispose of), service, finance, refinance or otherwise deal in or with Collateral and to enter into contractual arrangements, transactions and agreements with respect to the Receivables and with the providers or obligors respecting such Collateral, including agreements with originators of Receivables, sellers or servicers of Receivables or dealers in any assets to which the Receivables relate; for purposes of this Certificate, the term “Receivables” means the right to payment under, and other rights of a holder with respect to, various promissory notes, leases, loan agreements, installment sales contracts, drafts (including bank and commercial drafts), trade documents, certificates of participation, accounts receivable, accounts, account balances, certificates of beneficial ownership, bankers’ acceptances, bonds, notes or debentures of corporations or other business entities and other agreements and instruments evidencing indebtedness or payment obligations, any or all of which may be secured or unsecured, that arise in connection with one or more of the following:  (i) loans secured by first or junior mortgages on real estate or interests in real estate, (ii) deeds of trust, mortgage loans, mortgage participations, mortgage pass-through certificates or collateralized mortgage obligations issued by any person or entity or other types of mortgage-related securities, (iii) the sale or lease of automobiles, trucks or other motor vehicles, equipment, merchandise and other personal property and financings or re-financings secured thereby, (iv) credit card purchases or cash advances, (v) loans to obligors to finance education related expenses including student loans that are formally guaranteed, partially guaranteed and/or unguaranteed, (vi) the sale, licensing or other commercial provision of services, rights, intellectual properties and other intangibles, (vii) trade financing, with or without whole or partial guarantees of payment by the Export-Import Bank of the United States or any comparable domestic, foreign or international authority, (viii) loans to employee stock ownership plans, (ix) general debt obligations, and (x) any and all other commercial transactions and commercial, corporate, sovereign, student and consumer loans and indebtedness;

(c)

to arrange or otherwise provide for support for any series of Securities to be issued by the Company or any Trust by various forms of credit enhancement including collections and/or distributions on the Receivables which are to be remitted to certain accounts to be established under the indenture or participation, pooling or other similar agreement relating to such series, cash deposits, letter of credit agreements, guarantees, loan or credit agreements, insurance policies, surety bonds, guaranteed rate agreements, liquidity facilities, tax protection agreements, interest rate cap agreements, interest rate swap agreements, currency exchange agreements, other derivative agreements or other forms of agreements or arrangements for the benefit of the holders of Securities and/or the enhancement of the credit of such Securities, including arrangements whereby, for a given series, payments on one or more classes of Securities are subordinated to, and constitute additional security for, payments due on one or more other classes of Securities in such series;

(d)

to invest certain proceeds from Receivables and other Collateral as determined by the Company;

(e)

to engage in such other activities as may be required in connection with the conservation of Company property;

(f)

to pay the organizational, start-up and routine transactional expenses of the Company;

(g)

to negotiate, authorize, execute, deliver, assume the obligations under, and perform, any agreement or instrument or document relating to the activities set forth in clauses (a) through (f) above; and

(e)

to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, suitable, convenient or advisable for the accomplishment of the foregoing.  The Company shall not engage in any business or activity other than in connection with or relating to the activities described above.

The Company, by or through any Member, Manager or Officer on behalf of the Company, may enter into and perform the Basic Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Board of Managers to enter into other agreements on behalf of the Company.

Section 8.

Board of Managers.

(a)

Initial Managers.  Subject to 9, the business affairs of the Company shall be managed by or under the direction of a board of managers (the “Board of Managers”).  There shall initially be five (5) Managers of the Company.  The initial Managers shall be the following individuals:

Joseph Chinnici

Gayle Hall

Craig Platt

Paul Henson

Evelyn Echevarria (Independent Manager)

(b)

Term of Office as Managers.  No Manager shall have any contractual right to such position.  Each Manager may be removed by the Member, subject to Section 10.  The Member may elect new Managers, subject to Section 10; provided, however, that after any change of Managers pursuant to this Section 8, the Board of Managers will have at least two (2) Managers and at least one (1) Manager shall be an Independent Manager.

(c)

Actions of the Managers.  Subject to the delegation of rights and powers provided for herein, the Board of Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.

(d)

Compensation of Managers.  Except in regards to the Independent Manager or any company engaged by the Member to provide an Independent Manager, and as otherwise set forth in Section 18 hereof, the Managers shall receive no compensation.  The Independent Manager shall receive such compensation as shall from time to time be determined by the Member, which shall be paid by the Company.  Section 16 shall govern expenses incurred in managing the Company.

(e)

Managers’ Standard of Care.  Except as otherwise provided herein, in exercising its rights and performing its duties to the Company and the Member, each Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.  In discharging their duties, the Managers shall be fully protected in relying in good faith upon such information, opinions, reports or statements by any Person as to matters the Managers reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including without limitation information, opinions, reports or statements as to the value of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

Section 9.

Management.

(a)

Subject to Sections 9(b) and 9(c), the management of the Company is fully vested in the Board of Managers, and except as otherwise provided in this Agreement, the Board of Managers shall have full power and authority to manage the business and affairs of the Company in accordance with Section 7.

The Member hereby agrees that only the Board of Managers (acting, except as otherwise provided herein, by majority vote) and authorized agents of the Company, which for all purposes shall include any Officers of the Company appointed pursuant to Section 11 hereof, shall have the authority to bind the Company.

(b)

Notwithstanding any other provision of this Agreement, without the affirmative vote of all of the members of the Board of Managers (which must include the affirmative vote of the Independent Manager), the Company shall not (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any organizational action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph.

(c)

Limitations on the Company’s Activities.

(i)

This Section 9(c) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose entity.”

(ii)

Reserved.

(iii)

The Board of Managers shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Sections 7, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26, 29, or 31 or Schedule A of this Agreement without the written consent of the Independent Manager.  Subject to this Section 9(c), the Board of Managers reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iv)

Reserved.

(v)

The Board of Managers shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises.  The Board of Managers also shall cause the Company to:

(A)

maintain its own books and records and bank accounts separate from those of any direct or ultimate parent, subsidiary, any other affiliate, any other Person or the Member;

(B)

at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;

(C)

file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(D)

not commingle its assets with assets of any other Person;

(E)

conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence and operate so as not to be substantively consolidated with any affiliate;

(F)

maintain separate financial statements;

(G)

pay its obligations, indebtedness and other liabilities only out of its funds;

(H)

transact all business with its Affiliates and the Member on an arm’s length basis on commercially reasonable terms and pursuant to written, enforceable agreements;

(I)

pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations, if any;

(J)

not hold out its credit or assets as being available to satisfy the obligations of others;

(K)

allocate fairly and reasonably any overhead for shared office space;

(L)

use separate stationary, invoices and checks;

(M)

except as contemplated by the Basic Documents, not pledge its assets or make any loans or advances for the benefit of any other Person;

(N)

correct any known misunderstanding regarding its separate identity and refrain from engaging in any activity that compromises the separate legal identity of the Company;

(O)

maintain adequate capital in light of its contemplated business purpose, transaction and liabilities;

(P)

cause the managers, officers, agents and other representatives of the Company, if any, to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company;

(Q)

not guarantee, acquire or assume any obligation or liability of any of its members;

(R)

be managed by or under the direction of the Board of Managers;

(S)

not become involved in the day to day management of any Affiliate; and

(T)

not act as agent of any Affiliate.

Failure by the Company or the Member or the Board of Managers or the Independent Manager, on behalf of the Company, to comply with any of the foregoing (A) through (Q) or any other covenant set forth in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member, the Special Member or the Independent Manager.

(vi)

Reserved.

(vii)

So long as any Obligations are outstanding or any amounts are owed by the Company under any Basic Document, the Board of Managers shall not cause or permit the Company to:

(A)

except as contemplated by the Basic Documents, guarantee any obligation of any Person, including any Affiliate;

(B)

engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7;

(C)

except as contemplated by the Basic Documents or as permitted under Section 7, incur, create, assume or guarantee any indebtedness;

(D)

except as contemplated by the Basic Documents or as permitted under Section 7, make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person;

(E)

form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other); and

(F)

sell, pledge, transfer, assign or otherwise convey the interest of the Member of the Company, except as contemplated by the Basic Documents.

(viii)

Negative Covenants.  Without the affirmative vote of all the members of the Board of Managers and the consent of the Independent Manager, neither the Company, the Member, nor any other Person on behalf of the Company shall have the authority to:

(A)

do any act in contravention of this Agreement;

(B)

do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(C)

confess a judgment against the Company;

(D)

possess Company Property, or assign rights in specific Company Property, for other than a Company purpose;

(E)

knowingly perform any act that would subject (1) the Member to liabilities of the Company in any jurisdiction or (2) the Company to taxation as a corporation under relevant provisions of the Code;

(F)

except as otherwise provided for herein or as contemplated by the Basic Documents, sell, pledge, transfer, assign or otherwise convey the Company Property;

(G)

take any Material Action, notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company or the Member;

(H)

amend, alter, change or repeal its Certificate of Formation or any provision therein;

(I)

to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale, transfer of ownership interests or sale or disposal of all or substantially all of the Company’s assets, other than as permitted or contemplated pursuant to any provision of the Basic Documents; provided, further, that no such dissolution or liquidation shall be permitted without the consent of 100% of the holders of any outstanding Rated Obligations; and

(J)

file, consent to filing of, or join in any filing of, a bankruptcy or insolvency petition or otherwise institute insolvency proceedings.

(ix)

Neither the Company, the Member or any other Person may vote on or authorize the taking of any Material Action unless there is at least one Independent Manager then serving in such capacity.

Section 10.

Independent Manager.

At all times at least one member of the Board of Managers shall be an Independent Manager who will be appointed by the Member.  All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9(b).  Except as provided in the preceding sentence, in exercising its rights and performing its duties under this Agreement, the Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.  No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.  No resignation or removal of the Independent Manager, and no appointment of a successor Independent Manager, shall be effective until the successor Independent Manager shall have accepted his or her appointment by a written instrument, which may be a counterpart signature page to this Agreement.  In the event of death, incapacity or other termination of the Independent Manager, the Company shall appoint a successor Independent Manager within ten (10) days.  At such time as all Obligations of the Company have been paid in full, any provision of Section 9(b) or otherwise herein requiring the consent of the Independent Manager shall no longer be effective.  The Independent Manager is hereby designated as a “manager” within the meaning of the Act.  The Independent Manager shall take into account the reduction or withdrawal of the rating of any outstanding securities issued as contemplated by any of Basic Documents in the course of making any determination pursuant to this Agreement.

The Independent Manager hereby consents to the filing of the Certificate of Formation substantially in the form annexed hereto as Exhibit A.

Section 11.

Officers.

On the date hereof, the Member hereby appoints the Officers of the Company in their respective capacities as set forth on Schedule C hereto.  At all times thereafter, the Board of Managers may, from time to time as it deems advisable, appoint additional or replacement Officers of the Company and assign in writing titles (including, without limitation, president, vice president, secretary, and treasurer) to any such person.  Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 11 may be revoked at any time by the Board of Managers.  The Officers listed on Schedule C hereto are hereby appointed the initial Officers of the Company by the Board of Managers.  The Board of Managers may revise Schedule C in its sole discretion at any time.

Section 12.

Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member, the Special Member nor the Independent Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Independent Manager of the Company.

Section 13.

Capital Contributions.

The Member shall contribute to the Company property of an agreed value as listed on Schedule B hereto.  In accordance with Section 5(c), the Special Member shall not be required to make any capital contributions to the Company.

Section 14.

Additional Contributions.

The Member is not required to make any additional capital contribution to the Company.  However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member.  The provisions of this Agreement, including this Section 14, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.

Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.  The Special Member shall not be allocated any profits or losses.

Section 16.

Distributions and Expenses.

(a)

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law or any Basic Document.

(b)

The Company shall pay all costs and expenses incurred in connection with the Company’s affairs (or shall reimburse the Board of Managers for having incurred any such costs and expenses), including, without limitation, all expenses of conducting the business of the Company.

Section 17.

Books and Records.

The Company shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained separately from the books and records of the Member.  The Company shall not have the right to keep confidential from the Member any information that any manager of the Company would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Board of Managers.  The books and records and bank accounts of the Company may be kept inside or outside of the States of Delaware, New York or Ohio, at such place or places as may be designated from time to time by the Board of Managers, subject to any statutory limitations set forth in the Act.

Section 18.

Other Business.

The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, notwithstanding any provision to the contrary at law or in equity.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 19.

Exculpation and Indemnification.

(a)

Neither the Member, the Special Member, the Independent Manager, any Officer, nor any employee or agent of the Company and no employee, representative, agent or Affiliate of the Member or Special Member (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)

To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 by the Company shall be provided out of and to the extent of the Company assets only, and the Member and the Special Member shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 19 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

(c)

To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.

(d)

A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)

To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member and the Special Member to replace such other duties and liabilities of such Covered Person.

(f)

The foregoing provisions of this Section 19 shall survive any termination of the Company or this Agreement.

Section 20.

Resignation.

So long as any Obligation is outstanding, the Member may not resign, except as permitted under the Basic Documents.  If the Member is permitted to resign pursuant to this Section 20, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 21.

Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding, no additional Member may be admitted to the Company, except as provided in Section 22(a).

Section 22.

Dissolution.

(a)

Subject to Section 9(b), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (ii) the written consent of the Member, (iii) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with this Agreement or the Act, or (iv) December 31, 2104.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or the Member to cease to be a member of the Company other than the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 20 and 21, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member or the Member in the Company.

(b)

Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or Special Member shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.  In addition, the Member waives any right it has to reject this Agreement upon the occurrence of such event.

(c)

In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)

The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

(e)

In the event of dissolution, holders of the Company’s Rated Obligations shall have the independent ability to retain any assets securing such Rated Obligations pursuant to the Basic Documents for the purpose of continuing to pay any scheduled debt of the Company or to liquidate such assets in the event such proceeds would be insufficient to repay all amounts due by the Company.

Section 23.

Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member and Special Member each hereby irrevocably waives any right or power that the Member or Special Member, respectively, might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof.  The interest of the Member in the Company is personal property.

Section 24.

Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or Special Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 28).

Section 25.

Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 26.

Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 27.

Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Manager and the Special Member in accordance with its terms.  In addition, the Independent Manager shall be an intended beneficiary of this Agreement.

Section 28.

Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 29.

Amendments.

Subject to Section 9(b), this Agreement may not be modified, altered, supplemented or amended except by the unanimous written consent of the Member and all of the Managers, provided, however that Sections 7 and 9(b) shall not be amended at any time unless the Rating Agencies have confirmed that such amendment will not result in a reduction or withdrawal of the rating of any outstanding securities issued as contemplated by any of the Basic Documents.  Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended except: (i) to cure any ambiguity or mistake or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

Section 30.

Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 31.

Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 32.

Effectiveness.

This Agreement shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the day and year first written above.

KEYCORP,

as SOLE MEMBER

By:/s/ Daniel R. Stolzer

Name: Daniel R. Stolzer

Title:  Deputy General Counsel

Agreed to and consented to by:

SPECIAL MEMBER AND

INDEPENDENT MANAGER:

By: /s/ Evelyn Echevarria

Name:  Evelyn Echevarria

SCHEDULE A

A.

Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time.

“Affiliate” means, with respect any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” shall have the meaning set forth in the preamble.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Section 18-101(1) and 18-304 of the Act.

“Basic Documents” means this Agreement and any document, agreement or instrument entered into in connection with any transaction or activity permitted by Section 7.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on August 23, 2005, as amended or amended and restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto.

“Company” shall have the meaning set forth in the preamble.

“Company Property” means all real, personal and mixed properties, cash, assets, interests and rights of any type owned by the Company, including all assets acquired with Company funds or in exchange for Company Property.

“Control” (including the terms “Controlling” and “Controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Covered Persons” has the meaning set forth in Section 19(a).

“Effective Date” shall have the meaning set forth in the preamble.

“Independent Manager” means a natural person who is an individual with at least three (3) years’ prior experience in transactions involving the securitization of financial assets, and prior experience as an independent manager or independent director for an entity (other than the Company) whose charter documents require the consent of all independent managers or directors, as applicable, before such entity could file a bankruptcy proceeding or consent to the institution of bankruptcy proceedings against it and (i) is not a stockholder who holds more than 1% (whether direct, indirect or beneficial) of KeyCorp or any of its Affiliates (provided that indirect stock ownership of KeyCorp or any of its Affiliates by any person through a mutual fund or similar diversified investment pool shall not disqualify such person from being an “Independent Manager” unless such person maintains direct or indirect control of the investment decisions of such mutual fund or similar diversified investment pool); (ii) is not a customer, creditor, supplier, service provider or other person who derives more than 10% of its purchases or revenues from its activities with KeyCorp or any of its Affiliates; (iii) is not (and has not been during the five (5) years preceding this Agreement) an officer or employee of KeyCorp or any of its Affiliates; (iv) is not (and has not been during the five (5) years preceding this Agreement) a director, partner, associate, attorney or counsel of KeyCorp or any of its Affiliates, other than the Company and other than as independent manager or independent director of another “special purpose entity” Affiliate of KeyCorp (KeyCorp and its Affiliates, other than the Company, being hereafter referred to as the “Parent Group”); (v) is not a person or other entity controlling or under common control with a person referred to in clauses (i), (ii), (iii) and (iv); (vi) is not a member of the immediate family of any person referred to in clause (i), (ii), (iii) and (iv); and (vii) is not a trustee, conservator or receiver for any member of the Parent Group.

“KeyCorp ” shall have the meaning set forth in the preamble.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company (other than in the ordinary course of business or as contemplated by the Basic Documents), or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or for a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means the Person specified in the preamble hereto, and includes any Person (other than the Special Member) admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Member Interest” means with respect to any Member, that Member’s limited liability company interest in the Company, including, without limitation, (a) that Member’s status as a Member of the Company; (b) that Member’s right to receive distributions from the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a member of the Company, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under that Act, this Agreement or otherwise) in its capacity as a member of the Company, including any obligations, if any, to make capital contributions.

“Obligations” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with this Agreement, the Basic Documents or any related document in effect as of any date of determination.

“Officer” means an officer of the Company described in Section 11.

“Other Mortgage Assets” means any debt or equity in a mortgage or manufactured housing related company or special purpose vehicle, which is not otherwise applicable to any of the asset classes described under the definition of Collateral set forth in Section 7(a).

“Parent Group” shall have the meaning set forth in the definition of “Independent Manager.”

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Rated Obligations” shall mean the indebtedness, liabilities and obligations of the Company rated by the Rating Agencies under or in connection with this Agreement, the other Basic Documents or any related document in effect as of any date of determination.

“Rating Agency” means each nationally recognized rating agency that has rated any Securities that have been issued and are outstanding pursuant to any pooling and servicing agreement, indenture, trust agreement or other similar agreement entered into by the Company or any of its affiliates.

“Special Member” shall mean the Independent Manager in its capacity as a member of the Company.

“Transfer” shall have the meaning set forth in Section 20(a).

B.

Rules of Construction.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
Key ABS LLC	127 Public Square, Cleveland, Ohio 44114	$100.00	100%

SCHEDULE C

Officers

Name	Office
Joseph Chinnici	President
Gayle Hall	Chief Financial Officer
Craig Platt	Vice President
Paul Henson	Vice President
Richard Hawrylak	Secretary
Anthony Bulic	Treasurer

CERTIFICATE OF FORMATION

OF

KEY ABS LLC

The undersigned hereby adopts the following Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.):

ARTICLE I

The name of the limited liability company formed and continued hereby is Key ABS LLC (hereinafter referred to as the “Company”).

ARTICLE II

The address of the Company’s registered office and the name and address of its registered agent for service of process in the State of Delaware are as follows:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, New Castle County, Delaware 19808

ARTICLE III

This Company shall dissolve on December 31, 2104, unless earlier dissolved pursuant to the provisions of the Limited Liability Company Agreement of the Company or applicable law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 23rd day of August 2005.

By:_/s/ Josh Katz____________

Josh Katz

Authorized Person